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_______________________________________________________________________

September 29, 2023

ReoStar Energy Corp.

87 North Raymond

Suite 200

Pasadena CA 91103

RE: Amended Opinion Letter for ReoStar Energy Corp. (the Company) Offering Statement on Form 1-A (the “Offering Statement”) Post Qualification Amendment.

Ladies and Gentlemen:

As you are aware, my firm has acted as special counsel to the Company, a corporation incorporated under the laws of the State of Nevada, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933 as amended (the Securities Act”), with the Securities & Exchange Commission (the SEC) regarding the Company’s proposed offering (the “Offering”). I executed the original Form 1-A opinion. I have now been asked to opine on the company’s recent Post Qualification Amendment with its new terms.

The company has made two changes to the original Offering. The Offering will now be for a total of (37,500,000 shares (the “shares”) of common stock, $.0001 par value of the Company at an amended price of $2.00 per share.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A of the Securities Act. In rendering this opinion, I have re-reviewed the following documents in either certified form or copies provided to me by the Company.

1.       Original Corporate Charter re-domiciling into the State of Nevada, dated November 29, 2004, filed with the Secretary of State of the State of Nevada, stating that the Company had 50,000,000 shares authorized at 0.001 par value. According to its Annual Report filed on September 29, 2023 with the OTC Markets LLC trading platform, the Company now has 200,000,000 shares Authorized.

2.       By-laws of the Company dated April 30, 2007, giving authority for this issuance and filing to the Board of Directors of the Company.

3.       Resolution of the Board of Directors of the Company authorizing this share issuance and regulatory filing dated August 22, 2021 and that changed the par value of the Company’s common stock from $.001 to $.0001.

4.       Financial Audit Opinion, prepared by Greis & Associates of Denver, CO. dated September 28, 2021 which states that in the auditor’s opinion, the financial statements offered by the Company for 2019 and the period ending December 31, 2021, fairly and accurately describe he financial condition and operations and cash flow of the company under GAAP standards.

I have also examined the Nevada Secretary of State’s Business Entity website that establishes that the Company is active. I have also examined the Company’s current shareholder issuance records from the transfer agent to confirm that there are sufficient number of shares available to satisfy the proposed issuance in the filing. I have also examined additional documents I have deemed relevant and necessary in order to issue the opinion hereafter set forth. Nevada State corporate law does not require a shareholder vote for the issuance of the proposed shares relevant to the subject 1-A filing, and the corporation’s charter designates the power to issue stock to the Board of Directors.

I have assumed: 1) the genuineness of all signatures, 2) the legal capacity of all natural persons, 3) the authenticity of all documents submitted to me as originals, 4) that all conformed or other copies conform to the original documents and that 5) all the records and other information made available to me by the Company on which I have relied are complete in all material respects. As to questions of fact material to this opinion, I have relied solely upon the above-referenced certificates and other documents and have not performed any independent investigation od same other than the review of the Nevada Secretary of State’s Corporation’s website. For purposes of this opinion letter, I assume that all of the certificates and documents from officials dated prior to this date remain accurate as of the date of this letter. I am also making the assumption that the Offering statement will be declared qualified.

I also must qualify that the enforcement of any agreements entered into by the Company relevant herein, may be limited or subject to applicable bankruptcy, insolvency or reorganization laws in the future that are not present now.

Based upon the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized and upon issuance, the Reg A Shares will be validly issued fully paid for and nonassessable. Purchasers and holders will not be obligated for any further payments beyond the purchase price.

The opinions I express here are limited to the facts and matters specifically set forth herein and I offer no further opinion and none should be inferred beyond those expressly stated herein. I will not be advising you of any subsequent changes in the facts stated or assumed herein or any changes in any applicable law relevant to this Reg A Offering or Nevada state law related to the issuance and sale of the Shares.

This opinion letter is limited to the corporate laws of the state of Nevada. I offer no opinion regarding the laws of any other state or jurisdiction. I specifically exclude any opinions regarding federal or state securities laws, including Nevada related to the issuance and sale of the Shares.

You are free to rely and use this opinion letter as needed and I consent to it being included as Exhibit 5 of the Offering as required under the caption “Legal Matters”. Notwithstanding this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very Truly Yours,

Mark E. Pena, Esquire

Mark E. Pena, Esq.

Attorney at Law

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